EXHIBIT 10.58

Consulting Agreement

This Consulting Agreement (“Agreement”) is entered into September 19, 2011 (the “Effective Date”), by and between Pacific Energy Development Corp. (“PEDCO”), located at 4125 Blackhawk Plaza Circle, Suite 201-A, Danville, CA 94506, and South Texas Reservoir Alliance LLC (“STXRA”), located at 1416 Campbell Rd, Building B, Suite 204, Houston, Texas 77055 (collectively referred to as “Parties” or “the Parties”).

WITNESSETH:

WHEREAS, STXRA is a consulting firm specializing in the delivery of petroleum resource acquisition services and practical engineering solutions to clients engaged in the acquisition, exploration and development of petroleum resources, and is willing to provide services to PEDCO as detailed below;

WHEREAS, PEDCO is a development stage company engaging in the business of oil and gas exploration and development in the United States and the Pacific Rim countries; and

WHEREAS, PEDCO is willing to engage STXRA as an independent contractor under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1
Engagement

1.1           PEDCO hereby engages STXRA on a non-exclusive basis to render the following services to PEDCO:  provide engineering and technical due diligence assistance and services in support of PEDCO’s petroleum resource acquisition and post-acquisition efforts as requested from time to time by PEDCO with respect to projects and opportunities not originally introduced to PEDCO by STXRA (and therefore not subject to the terms and conditions of that certain Agreement on Joint Cooperation, dated April 27, 2011, entered into by and between PEDCO and STXRA (the “Cooperation Agreement”)), and in each event as accepted by STXRA (each, a “Project”).

1.2           STXRA hereby agrees to provide the services described above.  STXRA will report to the Chief Executive Officer of PEDCO, or his designee(s).  STXRA accepts the engagement to provide these services to PEDCO on the terms and conditions set forth herein.

1.3           Notwithstanding the forgoing or anything to the contrary herein, nothing herein shall have effect of modifying or amending the terms and conditions of the Cooperation Agreement, which shall continue in full force and effect.

Section 2
Confidentiality and Intellectual Property Rights

2.1           The Parties hereto shall maintain all information and data provided by the other Party strictly confidential and therefore agree not to disclose trade or otherwise divulge such information and data to any third party, other than to its affiliates, without the prior written consent of the other Party.  In the event of disclosure to any of its affiliates, such affiliate shall also be subject to the terms of this Agreement or a non-disclosure agreement with terms at least as restrictive and protective of the other Party’s confidential information and data as set forth herein. Notwithstanding the above, the Party receiving the information and data shall be entitled to disclose the information and data without the other Party's prior written consent to such of the following persons to the extent that they have a need to know and to be exposed to the information and data:

A.	Employees, officers, managers, and directors of the Party receiving the information and data;

B.	Employees, officers, managers, and directors of affiliates;

C.	With respect to PEDCO, employees, officers, managers, directors, consultants and advisors of its strategic Chinese partner previously disclosed to STXRA;

D.	Agents and consultants of the Party or its affiliates; or

E.
Any bank or other financial institution or person or entity funding or proposing to fund a Party's participation in a venture, including any agent or consultant retained by such bank or other financial institution or entity.

The Party receiving the information and data shall be responsible for ensuring that all persons to whom the confidential information and data is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person, and shall use no less than reasonable care to protect the same.

Prior to making any such disclosures to persons under subparagraphs (D) and (E) above, however, the Party receiving the information and data shall obtain an undertaking of confidentiality substantially in the same form and content as this Agreement, from each such person.

2.2	Exception to the Confidential Treatment of Data and Information.

The receiving Party may disclose the information and data without the disclosing Party's prior written consent only to the extent such information and data:

A.           Is already known to the receiving Party of the date of disclosure hereunder;

B.           Is already in possession of the public or becomes available to the public other than through the act or omission of the receiving Party or of any other person to whom the data is disclosed pursuant to this Agreement;

C.           Is acquired independently from a third party that represents that it has the right to disseminate such information and data at the time it is acquired by the receiving Party; or

D.           Is developed by the receiving Party independently from information and data received from the disclosing Party.

Notwithstanding anything to the contrary herein, nothing herein shall restrict either Party from disclosing this Agreement or the terms hereof, including, but not limited to, in public filings or releases, and nothing restricts either Party from disclosing confidential data or information that, in such Party’s reasonable determination as advised by legal counsel, is required or advised to be disclosed under applicable legal and regulatory requirements, including, but not limited to, SEC rules and regulations.

2.3           Intellectual Property Rights.

To the extent that STXRA produces work relating to the business of PEDCO pursuant to this Agreement, such work (the “Work Product”) shall be the sole and exclusive property of PEDCO and its assigns, free from any encumbrance, claim, lien for balance due or rights of retention on the part of STXRA. PEDCO and its assigns shall have all rights, title and interest, including ownership of all intellectual property rights, in and to the Work Product and all associated documentation, and PEDCO shall have no right to disclose or use any of the Work Product for any purpose whatsoever other than in connection with the performance of the services provided hereunder. To the extent that ownership of the Work Product does not otherwise vest in PEDCO and its assigns by operation of law, STXRA hereby irrevocably assigns, transfers and conveys to PEDCO and its assigns without further consideration all of its right, title and interest in such Work Product, including all rights of patent, copyright, inventions, discoveries, trademarks, service marks, trade dress, know-how, names, ideas, PEDCO and its assigns shall have the right to obtain and hold in their own names any intellectual property rights in such Work Product. STXRA agrees to execute any documents or take any other actions as might be reasonably necessary or as PEDCO might reasonably request, to perfect ownership by PEDCO and its assigns of any Work Product.

Section 3
Compensation

STXRA shall be compensated as set forth on Exhibit A.

Section 4
Term and Termination

The term of this Agreement shall commence upon the Effective Date and shall continue with full force and effect until terminated by either Party in writing upon 30 days’ prior written notice.  Notwithstanding the foregoing, each Party’s obligations arising under Section 2 shall survive for a period of three (3) years following termination of this Agreement.

Section 5
Miscellaneous

5.1           Relationship of the Parties.

A.           STXRA is, and throughout the term of this Agreement shall be, an independent consulting contractor and not an employee, partner or agent of PEDCO.  STXRA shall not be entitled to nor receive any benefit normally provided to PEDCO’s employees such as, but not limited to, vacation pay, retirement, health insurance or sick pay.  PEDCO shall not be responsible for withholding income or other taxes from the payments made to STXRA.  STXRA shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to STXRA pursuant to this Agreement.  STXRA agrees to indemnify, defend and hold PEDCO harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on PEDCO by the relevant taxing authorities with respect to any compensation paid to STXRA.

B.           STXRA acknowledges and agrees that it has no authority to enter into contracts that bind PEDCO or create obligations on the part of PEDCO without the prior written authorization of PEDCO.

C.           Each Party shall bear its own costs, expenses, risks, and liabilities incurred in connection with this Agreement, including but not limited to, identification and evaluation of energy projects.  Notwithstanding the forgoing, reasonable expenses incurred by STXRA on behalf of PEDCO shall be reimbursed to STXRA by PEDCO assuming that the taking of said expenses was preapproved by PEDCO.

5.2           Indemnification.  Each of Party, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, members, managers, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from the indemnifying party's negligence or willful misconduct. Neither Party shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, members, managers, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third-party. Each Party agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each Party further agrees to cooperate with the other in the defense of any such claim or other matter.

5.3           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

5.4           Governing Law; Jurisdiction.  This Agreement and the transactions contemplated hereby shall be governed by and interpreted in accordance with the laws of the State of Texas without giving effect to principles thereof relating to conflicts of law rules that would direct the application of the laws of another jurisdiction.

5.5           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties regarding the subject matter hereof.

5.6           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the applicable Party’s address as indicated on the signature page hereto, or such other address as designated in writing to the other Party, and shall be deemed duly given upon receipt, or if by registered or certified mail three (3) business days following deposit in the U.S. Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the rights and obligations of STXRA shall not be assignable or delegable by STXRA without the express written consent of PEDCO.  Any purported assignment by STXRA of this Agreement in whole or in part without the written consent of PEDCO shall be void.
5.8           Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.  Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

5.9           Attorneys’ Fees.  The prevailing Party in any legal proceeding or arbitration brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees (including reasonable charges for the time of the prevailing Party’s in-house attorneys) from the non-prevailing Party.

5.10         Severability.  If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

IN WITNESS WHEREOF, this Agreement on Joint Cooperation has been signed by or on behalf of each of the Parties as of the day first written above.

SOUTH TEXAS RESERVOIR ALLIANCE LLC		PACIFIC ENERGY DEVELOPMENT CORP.

By:	/s/ Sean Fitzgerald	/s/ Frank C. Ingriselli
Name:	Sean Fitzgerald	Frank C. Ingriselli
Title:	Manager	Chief Executive Officer

Address:		Address:
1416 Campbell Rd, Building B, Suite 204		4125 Blackhawk Plaza Circle Ste. 201A
Houston, TX 77055		Danville, CA 94506